Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
MAY 5, 2006	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS FIRST QUARTER 2006 RESULTS

EPHRATA, PENNSYLVANIA (May 5, 2006) – D&E Communications, Inc. (“D&E”or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the first quarter ended March 31, 2006.

For the first quarter of 2006, the Company reported total operating revenue of $42.6 million, as compared to $42.8 million in the first quarter of 2005. Net income for the first quarter was $1.6 million, or $0.11 per share, as compared to $2.9 million, or $0.20 per share, for the same period last year. Included in the 2005 results was a gain on investment of $2.1 million ($1.4 million, or $0.10 per common share, after tax) from the sale of our ownership interest in PenTeleData. Net income before this item was $1.5 million, or $0.10 per share, for the first quarter of 2005.

D&E President and CEO, James W. Morozzi said, “The first quarter of 2006 was on track and the Company performed as anticipated. With our continuing emphasis on broadband and on-net profitable CLEC customers, we experienced considerable growth, particularly in the number of DSL subscribers and CLEC lines. These advances offset the expected line losses in our RLEC. In our Systems Integration line of business, we have concentrated on cutting costs, and on narrowing our focus to emphasize the value offered by Managed Services and Professional Services to our business customers.”

“We are pleased with the strides the Company is making.” Morozzi continued, “We have made steady improvement in keeping expenses down, we are proceeding according to plan and, overall, we’ve shown good progress year over year.”

Summary Statistics	March 31, 2006	March 31, 2005	Change	% Change
RLEC lines	133,387	138,494	(5,107)	(3.7)%
CLEC lines	41,818	39,514	2,304	5.8%
DSL/High-Speed Internet subscribers	22,489	13,142	9,347	71.1%
Dial-up Internet subscribers	7,163	10,716	(3,553)	(33.2)%
Video subscribers	6,760	5,877	883	15.0%
Web-hosting customers	959	929	30	3.2%

On a segment by segment basis, the company reported the following information:

Rural Local Exchange Carrier (RLEC)

First quarter 2006 revenues from the RLEC segment were $26.8 million, as compared to $27.2 million for first quarter 2005. The decrease was due primarily to fewer special access circuits in service and lower access lines, offset by an increase in basic service fees effective August 1, 2005.

RLEC operating expenses for the first quarter 2006 were $19.6 million, compared to $19.8 million during the same period last year, with the reduction caused primarily by decreases of $0.4 million in depreciation expense and $0.2 million of corporate overhead expenses, offset by a $0.2 million cost for new software to provide enhanced customer service and communication facility maintenance support. Operating income for the quarter was $7.2 million, down from $7.4 million in the first quarter 2005.

Competitive Local Exchange Carrier (CLEC)

For the first quarter of 2006, CLEC segment revenues were $10.6 million, compared to $9.8 million for the same period of 2005. This increase was due to a larger number of access lines and increased long distance circuit revenue, offset by a reduction in long distance toll revenues due to rate reductions and fewer minutes of use.

CLEC operating expenses for the first quarter of 2006 were $10.7 million, up from $10.4 million for the same period last year. This increase was due primarily to an increase in cost of leased facilities to provide services to our additional customers and depreciation expense, offset by a decrease in network access expense as a result of savings achieved from an agreement to provide a least-cost routing service for completion of long distance toll calls. For the first quarter of 2006 operating losses were $0.1 million, compared to an operating loss of $0.6 million in the first quarter 2005.

Internet Services Segment

Internet services revenues for the first quarter of 2006 were $3.7 million, as compared to $3.1 million in the first quarter of 2005, due to increased DSL revenues.

Operating expenses for the first quarter of 2006 were $3.8 million, compared to $3.3 million for the same period of 2005, as a result of DSL subscriber growth and VoIP service costs. For the first quarter, Internet Services had an operating loss of $0.1 million, compared to $0.2 million during the same period in 2005.

Systems Integration

System integration revenues for the quarter were $3.8 million, as compared to $4.9 million for the same period last year. This decrease was due mainly to the expiration of a large government services contract as of June 30, 2005.

First quarter 2006 operating expenses were $5.5 million, compared to $6.3 million in the previous year. The decrease was due primarily to lower labor and subcontractor costs. Systems integration operating losses for the quarter ended March 31, 2006 were $1.7 million, as compared to $1.4 million in the first quarter of 2005.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
OPERATING REVENUES
Communication service revenues	$39,635	$39,637
Communication products sold	2,260	2,417
Other	727	785

Total operating revenues	42,622	42,839

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	15,886	16,273
Cost of communication products sold	1,759	1,792
Depreciation and amortization	9,606	9,650
Marketing and customer services	3,779	3,715
General and administrative services	6,824	6,792

Total operating expenses	37,854	38,222

Operating income	4,768	4,617

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(82)	(59)
Interest expense, net of interest capitalized	(3,838)	(3,385)
Gain on investment	—	2,053
Other, net	1,468	948

Total other income (expense)	(2,452)	(443)

Income before income taxes and dividends on utility preferred stock	2,316	4,174

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK

Income taxes	669	1,270
Dividends on utility preferred stock	16	16

Total income taxes and dividends on utility preferred stock	685	1,286

NET INCOME	$1,631	$2,888

Weighted average common shares outstanding (basic)	14,348	14,273
Weighted average common shares outstanding (diluted)	14,390	14,308
BASIC AND DILUTED EARNINGS PER COMMON SHARE
Net income per common share	$0.11	$0.20

Dividends per common share	$0.13	$0.13

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,179	$10,325
Accounts receivable, net of reserves of $646 and $748	16,144	16,864
Accounts receivable–affiliated company	—	351
Inventories, lower of cost or market, at average cost	3,511	3,645
Prepaid expenses	11,281	8,194
Other	1,399	1,243

TOTAL CURRENT ASSETS	39,514	40,622

PROPERTY, PLANT AND EQUIPMENT
In service	368,031	364,638
Under construction	11,398	7,334

	379,429	371,972
Less accumulated depreciation	199,168	192,259

	180,261	179,713

OTHER ASSETS
Goodwill	145,347	145,448
Intangible assets, net of accumulated amortization	160,194	161,572
Other	9,290	8,317

	314,831	315,337

TOTAL ASSETS	$534,606	$535,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$10,682	$10,000
Accounts payable and accrued liabilities	20,106	18,962
Accrued taxes	1,434	2,890
Accrued interest and dividends	1,697	1,791
Advance billings, customer deposits and other	11,916	11,087

TOTAL CURRENT LIABILITIES	45,835	44,730

LONG-TERM DEBT	203,881	205,500

OTHER LIABILITIES
Equity in net losses of affiliates in excess of investments and advances	128	196
Deferred income taxes	78,429	79,063
Other	19,813	20,391

	98,370	99,650

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000
Outstanding shares: 14,357 at March 31, 2006 and 14,345 at December 31, 2005	2,556	2,554
Additional paid-in capital	161,292	160,924
Accumulated other comprehensive income (loss)	(5,080)	(5,598)
Retained earnings	44,923	45,083
Treasury stock at cost, 1,640 shares at March 31, 2006 and December 31, 2005	(18,617)	(18,617)

	185,074	184,346

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$534,606	$535,672

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES	$7,181	$9,562

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(6,850)	(7,866)
Collection of note receivable	625	250
Proceeds from sale of investment	—	2,900
Increase in investments and advances to affiliates	(150)	(50)

Net Cash Used In Investing Activities	(6,375)	(4,766)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(1,709)	(1,703)
Payments on long-term debt	(2,510)	(5,500)
Proceeds from issuance of common stock	267	108

Net Cash Used In Financing Activities	(3,952)	(7,095)

DECREASE IN CASH AND CASH EQUIVALENTS	(3,146)	(2,299)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	10,325	8,517

END OF PERIOD	$7,179	$6,218